Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148460) pertaining to the 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan of Lumenis Ltd. of our report dated March 28, 2012, with respect to the consolidated financial statements of Lumenis Ltd. included in its annual report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
March 28, 2012